LCNB Corp. and Subsidiaries

Financial Highlights

(Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Interest income	$7,404	7,976	22,706	24,205
Interest expense	1,190	1,537	3,784	4,976
Net interest income	6,214	6,439	18,922	19,229
Provision for loan losses	436	588	742	1,476
Net interest income after provision	5,778	5,851	18,180	17,753
Non-interest income	2,205	2,033	6,296	5,783
Non-interest expense	5,564	5,436	16,342	16,528
Income before income taxes	2,419	2,448	8,134	7,008
Provision for income taxes	572	581	2,023	1,640
Net income from continuing operations	1,847	1,867	6,111	5,368
Income from discontinued operations, net of taxes	-	-	-	793
Net income	$1,847	1,867	6,111	6,161

Dividends per common share	$0.16	0.16	0.48	0.48
Basic earnings per common share:
Continuing operations	$0.27	0.28	0.91	0.80
Discontinued operations	-	-	-	0.12
Diluted earnings per common share:
Continuing operations	$0.27	0.28	0.90	0.80
Discontinued operations	-	-	-	0.12

Average basic shares outstanding	6,721,699	6,690,963	6,713,959	6,690,157
Average diluted shares outstanding	6,797,675	6,750,807	6,787,000	6,746,568

Selected Financial Ratios
Return on average assets	0.90%	0.92%	1.01%	1.04%
Return on average equity	8.98%	9.71%	10.17%	11.22%
Dividend payout ratio	59.26%	57.14%	52.75%	52.17%
Net interest margin (tax equivalent)	3.44%	3.61%	3.55%	3.73%

Selected Balance Sheet Items	September 30, 2012	December 31, 2011
Investment securities	$281,280	267,771

Loans	457,407	461,262
Less allowance for loan losses	2,866	2,931
Net loans	454,541	458,331

Total assets	817,192	791,570
Total deposits	701,080	663,562
Short-term borrowings	12,076	21,596
Long-term debt	14,049	21,373
Total shareholders’ equity	82,131	77,960

Shares outstanding at period end	6,726,507	6,704,723

Book value per share	$12.21	11.63
Tangible book value per share	11.32	10.73
Equity to assets ratio	10.05%	9.85%

Assets Under Management
LCNB Corp. total assets	$817,192	791,570
Trust and investments (fair value)	232,956	221,950
Mortgage loans serviced	70,208	67,410
Business cash management	8,769	8,583
Brokerage accounts (fair value)	94,727	78,863
Total assets managed	$1,223,852	1,168,376